Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT, dated as of the 10th day of August, 2004 (the “Agreement”), is entered into by and between BENTEC SCIENTIFIC LLC, a Delaware limited liability company with its principal place of business at 1380 East Beamer Street, Woodland, CA 95776 (the “Seller”) and MYKROLIS CORPORATION (“Mykrolis”) a Delaware corporation with a principal place of business at 129 Concord Road, Billerica, MA 01821 (the “Buyer”).

RECITALS

1. Seller develops, manufactures and markets roller brushes made of polyvinyl alcohol (“PVA”) used in the chemical mechanical planarazation manufacturing processes of the semiconductor, microelectronics and related industries (the “Business”).

2. Buyer is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumable products used to precisely measure, deliver, control and purify the process liquids, gases and chemicals that are used in the semiconductor manufacturing process.

3. Buyer has previously purchased certain intellectual property from Seller pursuant to an Intellectual Property Purchase and Sale Agreement, dated as of September 16, 2003 (the “IPP&SA”).

4. Seller has granted Buyer the exclusive worldwide right to distribute the Products of the Business in accordance with an Exclusive Supply and Distribution Agreement, dated as of August 1, 2003 (the “Distribution Agreement”).

5. Seller desires to sell and Buyer desires to purchase substantially all of the assets used in the Business subject to the assumption of specified liabilities associated with the Business.

IN CONSIDERATION of these premises and of the mutual covenants herein contained, Seller and Buyer hereby agree as follows:

SECTION 1. DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement; terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include entities which are not natural persons.

1.1. “Affiliate” means any company, corporation, individual or other legal person that controls the Seller, is controlled by the Seller or is under common control with the Seller.

1.2. “Assets” means all of the rights and assets referred to in Subsection 2.1 below as being purchased by the Buyer pursuant to this Agreement including, without limitation the Purchased IP.

1.3. “Assumed Liabilities” means all of the liabilities and obligations referred to in Subsection 2.3 below as being assumed by the Buyer pursuant to this Agreement.

1.4. “Assumption of Liabilities” means the instrument in the form of Exhibit B hereto by which Buyer will assume the Assumed Liabilities.

1.5. “Balance Sheet” means the unaudited balance sheet of the Seller as at June 30, 2004 prepared in accordance with Subsection 4.5 below and attached hereto as Schedule 1.5.

1.6. “Business” is defined in Recital 1 above.

1.7. “Closing Date” means the date on which the purchase and sale of the Assets and the Business contemplated by this Agreement shall be consummated as specified in Subsection 3.1 below. The transactions by which such purchase and sale shall be consummated is hereinafter referred to as the “Closing.”

1.8. “Closing Balance Sheet” means the audited balance sheet of the Business as at the Closing Date prepared pursuant to Subsection 6.4.

1.9. “Closing Working Capital” means the Assets constituting current assets, less Assumed Liabilities constituting current liabilities, all as reflected in the Closing Balance Sheet.

1.10. “Damages” is defined in Subsection 11.5 below.

1.11. “Excluded Assets” means those assets which, in accordance with Subsection 2.2 below, are not being sold and transferred pursuant hereto.

1.12. “Excluded Liabilities” means those liabilities which, in accordance with Subsection 2.4 below, are not being assumed by the Buyer pursuant hereto.

1.13. “Indemnitee” and “Indemnitor” are defined in Subsection 11.6 below.

1.14. “Intellectual Property” means (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”); (ii) all published or unpublished utility and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, whether filed or not, (collectively “Patent Applications” and, with the Issued Patents, the “Patents”); (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, mold designs and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”); (iv) all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations; all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software, drawings, procedures, processes, machine settings, labor sequences and routings, quality assurance tests and procedures and assembly and testing protocols; and all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

1.15. “Interim Supply and Support Agreement” means the agreement substantially in the form attached hereto as Exhibit G.

1.16. “Inventory” means those items of raw material, component parts, work in process, and finished goods inventory of the Business, all as set forth on Schedule 1.16 attached hereto.

1.17. “Key Employees” means those employees of the Seller listed on Schedule 3.2.5 attached hereto. “Key Employee Offer Letter” is defined in Subsection 3.2.5.

1.18. “Material Adverse Change” or “Material Adverse Effect” means, for any person or entity, a material adverse effect whether individually or in the aggregate (i) on the business, operations, financial condition, assets and properties or liabilities of such person or entity, or (ii) on the ability of such person to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Change” or “Material Adverse Effect” shall not include any effect attributable to general economic changes or general changes in the industry in which the person or entity is engaged.

1.19. “Net Current Assets” means the total of the items properly included under “Accounts Receivable”, “Notes Receivable” and “Inventory”(net of the appropriate related reserve allowances) on the Closing Balance Sheet in accordance with generally accepted accounting principles.

1.20. “Permits” is defined in Subsection 2.1.8 below.

1.21. “Previously Purchased IP” means the Intellectual Property previously purchased by the Buyer pursuant to the IPP&SA.

1.22. “Products” means molded PVA devices including brushes, rollers and related products currently manufactured and marketed by the Business as well as new products based upon or derived from the Intellectual Property or the New Intellectual Property.

1.23. “Purchased IP” means all Intellectual Property, including without limit all manufacturing documentation, invention concepts and idea disclosures owned or invented by Seller and used to create molds, to cast PVA products therefrom, to assemble and manufacture the Products or otherwise used by the Business as of the date hereof other than the Previously Purchased IP.

1.24. “R&D Consulting Agreement” means the agreement pursuant to which Briant Benson and Daniel McAlpine shall provide R&D services to Mykrolis substantially in the form attached hereto as Exhibit F.

1.25. “Seller Disclosure Schedule” means Schedule 1.25 attached to and made a part of this Agreement that contains specific information with respect to Seller’s representations and warranties under Section 4 of this Agreement, which information itself shall constitute a representation and warranty hereunder. The Seller Disclosure Schedule is more fully described in Section 4 below.

1.26. “Solvent” means, with respect to any person, that as of the date of determination both (i) (a) the sum of such person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such person is not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and matured; (c) such person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

1.27. “Statement of Profit & Loss” means the statement of operations for the partial fiscal year 2004 for the period of January 1, 2004 through June 30, 2004 prepared in accordance with Subsection 4.5 below and attached hereto as Schedule 1.5.

1.28. “Tax Claims” means the claims for past due taxes assessed against Bentec Group, Inc., a California corporation or any other Affiliate, by the United States of America and by the State of California, including, without limit, those asserted by the California Employment Development Department, the California State Board of Equalization, and the California Franchise Tax Board.

1.29. “Tax” shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, relating in any way to the Assets or the Business.

1.30. “Tax Return” shall mean any return, declaration, report, estimates, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, covering or relating to the Assets or the Business.

1.31. “Withheld Funds” shall mean the cash payments specified in Subsections 2.5.1 and 2.5.2 below which shall be held by Buyer in accordance with Section 12 below until the satisfaction of the respective conditions set forth in Subsections 2.5.1, 2.5.2 and in Section 12.

SECTION 2. PURCHASE AND SALE OF ASSETS

2.1. Assets to Be Sold. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the other party hereto, Seller hereby agrees to sell, convey, transfer, and assign to Buyer at the Closing, and Buyer hereby agrees to purchase from Seller the Business as a going concern, including all of the property, assets, good will, Intellectual Property, and other property of Seller relating to the Business of whatever kind, nature and description and wherever situated, but excluding the Excluded Assets, including, without limitation, all of Seller’s right, title and interest in and to the following:

2.1.1. All the machinery, equipment, molds, furniture, instrumentation and other tangible personal property of the Seller relating to the Business including, without limitation, those described in Schedule 2.1.1 ;

2.1.2. All of the Inventory, except for such Inventory as shall have been sold by the Seller in the ordinary course of business from the date hereof through the Closing Date;

2.1.3. All contracts, service agreements, purchase orders, or outstanding proposals between the Seller and customers and suppliers of the Business, including, without limitation, those listed in Schedule 2.1.3;

2.1.4. All interest in machinery and equipment leased under the leases listed on Schedule 2.1.4 used to mold, manufacture and test the Products or otherwise used in the Business that Seller may have upon payment to the lessor of the respective buy-out amounts listed thereon;

2.1.5. All customer lists, supplier lists, mailing lists, sales and financial records and other records, data and files of the Seller relating to the Business;

2.1.6. All Purchased IP of the Seller relating to the Business or used, useful or related to the development, marketing, manufacture or sale of the Products (including rights to the name “Bentec Scientific” as provided in Section 6.3 hereof) including without limitation, those set forth on Schedule 2.1.6;

2.1.7. All non-disclosure agreements with non-employees (to the extent the same may be assigned, and to the extent the same may not be assigned, Seller agrees to provide whatever assistance is reasonably required to enforce Seller’s rights thereunder, including the execution of a power of attorney on behalf of Buyer to take actions and execute documents on Seller’s behalf, which execution, upon such circumstances, shall not be unreasonably withheld or delayed by Seller), all employee agreements, non-disclosure agreements with employees and consulting agreements of Seller related to the Business, including, without limitation, those described in Schedule 2.1.7;

2.1.8. All permits, licenses, certificates of occupancy, and other governmental authorizations or approvals of Seller relating to the Business (hereinafter “Permits”), including, without limitation, those listed on Schedule 2.1.8; and

2.1.9. All of the assets not described in this Subsection 2.1 used in connection with the operation of the Business as reflected on the Balance Sheet except the Excluded Assets.

2.2. Excluded Assets. There shall be excluded from the Assets to be sold by Seller to Buyer hereunder the following:

2.2.1. The cash balances listed on the Balance Sheet, all tax and insurance refunds for periods prior to Closing and, except as otherwise set forth herein, all bank accounts other than accounts used to receive payments on accounts receivable;

2.2.2. All health, dental, disability and life insurance contracts relating to the Business;

2.2.3. All liability, property damage and other insurance policies relating to the Business;

2.2.4. All company minute books, equity transfer records and the like;

2.2.5. All causes of action, actions, claims and rights of any kind against others to the extent relating to or arising under any of the Excluded Assets or Excluded Liabilities;

2.2.6. All notes, accounts and amounts receivable from related parties and partners and from other than operations;

2.2.7. All tenant improvements;

2.2.8. All prepaid expenses and deposits;

2.2.9. All automobiles and automobile leases relating to the Business.

2.3. Assumed Liabilities. On the terms and subject to the conditions set forth herein, in reliance on Seller’s representations herein, and subject to Subsection 2.4 below, from and after the Closing Date, Buyer will assume and satisfy or perform when due the following liabilities:

2.3.1. Obligations to repair or replace Products manufactured and sold by the Seller prior to the Closing Date in accordance with the standard express limited warranty policies of the Business, but only up to an aggregate net cost of such obligations of $25,000 (the “Warranty Cap”).

2.3.2. All liability for severance or other employment termination payments due or becoming due with respect to the Key Employees who are terminated by Buyer after the Closing Date; and

2.3.3. Obligations under those contracts, agreements, orders and proposals assigned to Buyer pursuant to Subsections 2.1.3 and 2.1.7, provided, that the assignment thereof has been accepted by the other party thereto without imposition of conditions unacceptable to Buyer.

Any payments by Seller after the Closing Date which result from Buyer’s failure to pay any of the liabilities assumed hereunder shall be indemnified by Buyer in accordance with Subsection 11.3.

2.4. Obligations Not Assumed. Buyer will not assume or perform any liability or obligation of the Business or Seller except for the Assumed Liabilities pursuant to Subsection 2.3 above. In particular, and without limitation, Buyer will not assume any other liabilities of the Business or of Seller (“Excluded Liabilities”) including, without limitation, the following:

2.4.1. Any of the liabilities and obligations included on the Balance Sheet under the captions “Accounts Payable”, “Accruals”, “Credit Line,” “Current Debt,” “Long-term Debt” in each case as of the date thereof together with liabilities of the same type properly classified under such captions in accordance with generally accepted accounting principles and incurred subsequent to June 30, 2004, the deferred purchase price of property or for the lease of property (whether or not secured) and any other liability of the Seller for bank debt or obligations for money borrowed whether or not under debentures, notes or other evidences of indebtedness;

2.4.2. All liabilities with respect to the repair or replacement of Products marketed, manufactured or sold by the Seller prior to the Closing Date that are not assumed warranty obligations pursuant to Subsection 2.3.1 above;

2.4.3. Any liability with respect to injuries to or illness of employees of the Seller or others, or relating to damage to property to the extent arising out of events, conduct or conditions existing or occurring on or prior to the Closing Date and all liabilities with respect to vacation and other paid time off (PTO) obligations to employees of the Seller;

2.4.4. Any liability with respect to real estate leases for premises occupied by the Business or the Seller.

2.4.5. All liability for severance or other employment termination payments due or becoming due with respect to employees of the Seller other than the Key Employees;

2.4.6. Any liability of Seller or its Affiliates for federal, state, local or other taxes, assessments, deficiencies, penalties, interest with respect thereto and other governmental charges or impositions with respect to the operation of the Business prior to and through the Closing Date or with respect to the transactions contemplated hereby;

2.4.7. Any liability relating to or arising out of any pension, health, disability, severance or other employee benefit plan maintained for the benefit of the employees of the Business prior to the Closing Date;

2.4.8. Any liability of the Business or Seller arising out of events, conduct or conditions existing or occurring on or prior to the Closing Date that constitute a violation of or non-compliance with, any law, regulation, ordinance, order or decree, license or permit, including without limitation, those relating to health, safety, environmental protection, or relating to the release or discharge or the threatened release or discharge of hazardous, toxic, chemical or radioactive wastes or materials into the environment; and

2.4.9. Any liability associated with or incurred in connection with the sale of the Business, including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel to the Seller incurred in connection with the transactions contemplated by this Agreement or in connection with other transactions involving the sale of the Assets or assets of the Seller or its merger, as well as one-half of the costs of the post-closing audit described in Subsection 6.4.

Seller agrees to pay, discharge or provide for all obligations relating to the Business incurred prior to the Closing Date and not expressly assumed by Buyer under this Agreement. Any payments by Buyer after the Closing Date which result from Seller’s failure to pay any such liability or obligation shall be indemnified by Seller in accordance with Subsection 11.2.

2.5. Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, and agreements of Seller and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Assets and the Business, Buyer will deliver or cause to be delivered, in full payment therefor, the following:

2.5.1. The sum of Two Million and No/100 Dollars ($2,000,000.00) in cash by wire transfer to the Seller (i) less the amounts of the Tax Claims by the United States of America and by claimant agencies of the State of California, to be paid upon the delivery to Buyer of a release, tax clearance statement or settlement agreement, which such Tax Claim amounts agreed to by Seller and Buyer shall be paid directly to such agencies and (ii) less any Net Asset Deficit pursuant to Section 6.4 below, in each case subject to a full right of offset by Buyer as provided in Section 11 hereof and subject to the terms and provisions of Section 12 below;

2.5.2. The sum of One Million and No/100 Dollars ($1,000,000.00) in cash by wire transfer to the Seller on the date that is one (1) year after the Closing Date, subject to: (i) payment of the face value of all open prepaid purchase orders placed by Buyer prior to the Closing Date to the extent not used by offset pursuant to the Interim Supply and Support Agreement; (ii) payment of any outstanding and unpaid amount of principle and interest on the Notes Receivable in accordance with Subsection 8.9 below; and (iii) a full right of offset as provided in Section 11 hereof and subject to the terms and provisions of Section 12 below;

2.5.3. The sum of Four Million Three Hundred Fifty Thousand and No/100 Dollars ($4,350,000.00) at the Closing in cash by wire transfer to the account of the Seller or an account designated by Seller, provided however, that the foregoing sum shall be reduced by: (i) the unpaid principal and interest due to Buyer at and as of the Closing, on the demand promissory note in the principal amount of $50,000, dated September 16, 2003 made by Seller in favor of Buyer; (ii) the buy-out price under all personal property leases with respect to equipment listed on Schedule 2.1.1; and (iii) the payoff of amounts of outstanding principal and accrued but unpaid interest thereon owed by Seller and Seller’s Affiliate, Bentec Medical, Inc., a California corporation (“Bentec Medical”) to Bay Business Credit, including under that certain Loan and Security Agreement dated January 27, 2004, as amended, by and between Seller and Bay Business Credit; and

2.5.4. The Assumption of Liabilities duly executed on behalf of Buyer.

Buyer and Seller agree that the foregoing purchase price shall be allocated to the Assets and to the Assumed Liabilities in accordance with Subsection 6.5 below.

2.6. Assignment of Contracts, Leases and Permits. Seller covenants and agrees that on or prior to the Closing Date, it will cause the assignment of and will obtain, where required, consents of third parties to the assignment to Buyer of all contracts, leases (excluding leases listed on Schedule 2.1.4), permits and licenses included in the Assets where the failure to obtain such consents would have a Material Adverse Effect on the Business or the Assets or where such consent is necessary for the operation of the Business. Seller further covenants and agrees to use its best efforts, on or prior to the Closing Date, to cause or obtain the assignment of all other contracts, leases (excluding leases listed on Schedule 2.1.4), permits and licenses included in the Assets or used by the Business. All such assignments and consents shall be in form and substance reasonably acceptable to Buyer so that Buyer shall be vested with the benefit of the Assets and the Business equivalent to that which Seller enjoys prior to Closing. If: (a) any attempted assignment hereunder is ineffective; (b) any consent to any such assignment has not been obtained by the Closing Date; or (c) the terms of any assignment or consent would materially and adversely affect any rights thereunder so that Buyer would not in fact receive all such rights, then the procedures specified in Subsection 8.5 below shall be followed.

SECTION 3. CLOSING PROCEDURES

3.1. The Closing. The Closing of the transactions provided for in this Agreement is to take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Capitol Mall, Suite 2400, Sacramento, CA 95814, on the Closing Date at 10:00 AM local time on August 12, 2004, as such date may be extended by mutual agreement of the parties. All transactions pursuant to the Closing of this Agreement shall be deemed to occur simultaneously and to occur as of the close of business, local time, on the Closing Date. On the business day immediately preceding the Closing Buyer and Seller agree to conduct a “pre-closing” meeting at the above Closing location and shall execute and deliver in escrow to legal counsel for Buyer, Messrs. Gray Cary Ware & Freidenrich LLP all instruments and documents required to be delivered by them at the Closing pursuant to this Section 3 and other provisions of this Agreement. Completion of the pre-closing procedures and the delivery into escrow of all executed documents required to be delivered at the Closing shall be evidenced by a Cross Receipt in the form of Exhibit L attached hereto, executed copies of which may be delivered via facsimile or signed on behalf of a party by its counsel. On the Closing Date, upon the satisfaction of all conditions to the Closing, Buyer shall transmit the amount specified in Subsection 2.5.3, net of the amounts specified in clauses (i) through (iii) thereof, to Seller and upon receipt thereof by Seller the Closing shall be deemed to have occurred and title to the Assets shall vest in Buyer.

3.2. Deliveries of Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

3.2.1. A General Bill of Sale and Instrument of Assignment, in the form attached as Exhibit A to this Agreement, together with such other deeds, bills of sale, assignments and instruments of transfer as shall be necessary to transfer the Assets and the Business (including, without limitation, the name “Bentec Scientific” in accordance with Section 6.3 hereof) to Buyer and to carry out the intent of this Agreement;

3.2.2. Instruments of assignment and executed consents from third parties as contemplated by Subsection 2.6 above, in each case to be in form and substance reasonably satisfactory to Buyer;

3.2.3. The favorable opinion of The Corporate Law Group, counsel to Seller, substantially in the form of Exhibit D hereto;

3.2.4. Letters in the form attached hereto as Exhibits E-1 through E-3 signed respectively by each of the Key Employees listed on Schedule 3.2.5 hereto (the “Key Employee Offer Letters”);

3.2.5. All other certificates, documents and instruments reasonably requested by Buyer or required to be delivered to Buyer pursuant to the provisions of this Agreement;

3.2.6. The R&D Consulting Agreement in the form attached hereto as Exhibit G executed by Seller; together with forms of Acknowledgement of Nonemployee Status, Assignment of Intellectual Property and Non-Disclosure Agreement signed by each of Briant Benson and Daniel McAlpine;

3.2.7. A copy of the Interim Supply and Support Agreement that has been duly executed on behalf of Seller;

3.2.8. The Know How Transfer Agreement in the form attached hereto as Exhibit I duly executed by Bentec Medical;

3.2.9. The Equipment Transfer Agreement in the form attached hereto as Exhibit K duly executed by Bentec Medical;

3.2.10. Duly executed intellectual property assignments from employees of Bentec Medical to Bentec Medical and from Bentec Medical to Seller in form and substance acceptable to Buyer; and

3.2.11. Such other documents as Buyer may reasonably request in order to place Buyer in full ownership and possession of the Assets.

Simultaneously with such deliveries, Seller will put Buyer in physical possession and operating control of the Assets and the Business.

3.3. Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered the following:

3.3.1. The cash payment in the net amount and manner specified in Subsection 2.5.3 shall be delivered to the account of the Seller in the manner provided therein;

3.3.2. The Assumption of Liabilities that has been duly executed by Buyer;

3.3.3. The favorable opinion of Peter W. Walcott, Esq., General Counsel of Buyer, with respect to the subject matters described on Exhibit C hereto;

3.3.4. All other certificates, documents and instruments reasonably requested by Seller or required to be delivered to Seller pursuant to this Agreement;

3.3.5. A copy of the R & D Consulting Agreement executed on behalf of the Buyer;

3.3.6. A copy of the Interim Supply and Support Agreement that has been duly executed on behalf of Buyer; and

3.3.7. The original, for cancellation, of that certain demand promissory note in principal amount of $50,000 dated September 16, 2003 made by Seller in favor of Buyer.

3.4. Deliveries of Buyer Subsequent to Closing. Within a reasonable time following the Closing, Buyer shall deliver or cause to be delivered the following:

3.4.1. A report including the “federal wire numbers” as evidence that the amounts withheld pursuant to Subsection 2.5.3(iii) have been transmitted to Bay Business Credit;

3.4.2. A report including the “federal wire numbers” as evidence that the buy out amounts specified on Schedule 2.1.4 have been transmitted to the respective lessors listed thereon;

3.5. Treatment of Bay Business Credit Loan at Closing. Before the Closing Seller shall arrange with Bay Business Credit to execute and deliver to Buyerthe release letter in the form of Exhibit J attached hereto agreeing to release all security interests held on the Assets upon payment by Buyer directly to Bay Business Credit of the amount specified in Clause (iii) of subsection 2.5.3 above; . At the Closing Buyer shall transmit directly to Bay Business Credit the amount specified in Clause (iii) of Subsection 2.5.3 above.

3.6. Treatment of Equipment Leases at Closing. Schedule 2.1.4 lists the equipment leases currently in effect with respect to equipment used in the Business and which are included in the Assets listed on Schedule 2.1.1. The leases listed on Schedule 2.1.4 are between the respective lessor and Bentec Medical. Before the Closing Seller shall arrange with the several lessors and with Bentec Medical for the partial or complete buy-out of such equipment leases. Schedule 2.1.4 lists the buy-out transactions and the respective buy-out amounts for each such lease. At the Closing Buyer shall transmit directly to each such lessor the respective buy-out amounts for such equipment as detailed on Schedule 2.1.4. Upon receipt from each such lessor of a bill of sale or other document to effect the transfer of title to the leased equipment listed on Schedule 2.1.1, Bentec Medical shall promptly and without further consideration execute and deliver to Buyer instruments of assignment with respect to such equipment in form satisfactory to Buyer in accordance with the Equipment Transfer Agreement attached hereto as Exhibit K. Seller hereby guarantees the performance by Bentec Medical of its obligations under such Equipment Transfer Agreement and further agrees to indemnify and hold Buyer harmless from and against any loss incurred by Buyer by reason of such failure and against any sales tax or other charge that may be levied by reason of such transfer.

SECTION 4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF SELLER

Except as set forth in the Seller Disclosure Schedule dated as of the date hereof and delivered to Buyer concurrently with the parties’ execution hereof as Schedule 1.25, which shall be organized in subsections corresponding to the numbering in this Section 4 with disclosures in each Subsection of the Seller Disclosure Schedule specifically corresponding to or cross-referencing another Subsection thereof that specifically corresponds to a particular Subsection of this Section 4, Seller hereby represents and warrants to and covenants and agrees with Buyer as of the date of this Agreement that:

4.1. Organization, etc. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary limited liability company power and authority to own its properties and to carry on its business as now conducted. Seller is qualified to do business as a foreign limited liability company in the state of California and in any other jurisdiction in which it conducts business. A list of such other jurisdictions in which Seller is qualified to do business is set forth in the Seller Disclosure Schedule.

4.2. Authority. Seller has all requisite power and authority to execute, deliver and perform this Agreement and has taken all necessary action (including, without limit, any necessary approvals of its members and managers) to authorize the execution, delivery and performance of this Agreement and to consummate or cause the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller; and the execution and delivery of the General Bill of Sale and Instrument of Assignment and each other document or instrument executed or to be executed by Seller in accordance with this Agreement has been duly approved by the Seller’s managers and members. This Agreement constitutes and each other agreement contemplated hereby to be executed by Seller will constitute, when executed by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with each of their terms.

4.3. Subsidiaries. Section 4.3 of the Seller Disclosure Schedule sets forth the name, country and/or jurisdiction, corporate form and capital structure of each of Seller’s Affiliates. Seller owns beneficially and of record all of the outstanding capital stock of each of its subsidiaries, free and clear of all liens, claims, encumbrances, charges or restrictions. Seller and each of its subsidiaries and Affiliates is duly organized and validly existing under the laws of the country or jurisdiction of their respective organization and possesses all necessary power and authority to carry out the business conducted by it. Seller has heretofore delivered or made available to Buyer a complete and correct copy of the organization and governing documents, each as amended to date, of Seller and each such subsidiary and Affiliate. Seller has no obligation to contribute to the capital of any enterprise. Seller has not entered into any material transaction with any Affiliate except for transactions that are in the ordinary course of business, upon fair and reasonable terms that are no less favorable than would be obtained in an arm’s length transaction with a non-affiliated person or entity. Seller has not: (i) guaranteed or otherwise provided any credit support with respect to any of Affiliate’s credit facilities; (ii) relied in any material manner on any Affiliate for financial or operational support; (iii) held, and does not presently hold, any material assets of any Affiliate whether through bailment, consignment, agency or other arrangement; or (iv) informed any creditors of any Affiliate, either directly or indirectly, whether in writing or by oral communication, that the assets of Seller would be available to satisfy such creditors’ claims. At all times prior to the date hereof, Seller and each of its Affiliates have held themselves out to creditors and have conducted their businesses and affairs in such a way that they have operated and maintained their legal status as independent entities, separate and distinct from one and other.

4.4. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms and conditions hereof in each case by Seller: (i) will not conflict with, or result in a breach of or forfeiture of any rights under (1) any relevant statute, law, ordinance, rule or regulation applicable to Seller, the Assets or to the Business, or (2) the terms, conditions or provisions of Seller’s Certificate of Formation, as amended, and its Operating Agreement, as amended, and any other governing documents, or (3) any mortgage, lease, agreement or other instrument or any judgment, order or decree to which Seller is a party or by which its properties are bound, the conflict or breach of which is reasonably likely to have a Material Adverse Effect on the Business or Seller; and (ii) will not accelerate the maturity or otherwise modify any outstanding indebtedness of Seller or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets. Seller is currently in compliance with its Certificate of Formation, as amended, and its Operating Agreement.

4.5. Financial Statements, Balance Sheet. Seller has maintained and maintains accurate and complete consolidated records and books of account which include accounts related to the Business, in which appropriate entries are made of all dealings and transactions relating to the Business in conformity with generally accepted accounting principles consistently applied. The transactions entered therein represent bona-fide transactions and such accounts accurately reflect the transactions, income, expenses, assets and liabilities and fairly present the financial condition and results of operations of the Business as of the dates and for the periods indicated in accordance with generally accepted accounting principles, consistently applied. The Balance Sheet and the Statement of Profit & Loss have been prepared in accordance with generally accepted accounting principles, consistently applied and accurately reflects the assets, liabilities, revenues and expenses of the Business.

4.6. No Undisclosed Liabilities, etc. The Seller has no liabilities, obligations or commitments accrued, absolute, contingent or otherwise, of a nature required by generally accepted accounting principles to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except (a) liabilities and obligations fully reflected or reserved against in the Balance Sheet or disclosed in the notes thereto, (b) liabilities and obligations incurred in the ordinary course of the Business and not in violation of this Agreement since June 30, 2004, and (c) liabilities and obligations disclosed in the Seller Disclosure Schedule. Seller is not aware of any event or state of facts which will give rise to future liabilities except for liabilities which will arise in the conduct of the Business in the ordinary course.

4.7. Inventories; Accounts Receivable. The Inventory (including the Inventory reflected on the Balance Sheet) consists of items of a quality and condition usable and salable in the ordinary course of the Business consistent with past practices subject to reserves reflected in the Balance Sheet for obsolete and slow moving inventories. The accounts receivable of the Business shown on the Balance Sheet are genuine, valid, binding and subsisting, arose out of bona fide sales and deliveries of goods or the performance of services in the ordinary course of the Business and are collectible with reasonable collection efforts, subject to no defenses, counterclaims or set-offs, in the ordinary course of the Business, subject to the reserve for doubtful accounts shown on the Balance Sheet. Such reserves for doubtful accounts, returns and allowances and for obsolete and slow moving inventories are reasonable and appropriate on the basis of the Business’ prior experience, and are in accordance with generally accepted accounting principles consistently applied. The account identified in Section 8.4 and being transferred as part of the Assets is the only account used by Seller for collection of accounts receivable.

4.8. Conduct of the Business. Since June 30, 2004, Seller has conducted the Business only in the ordinary course in substantially the same manner as heretofore carried on. Since such date Seller has not: (i) sold, transferred or otherwise disposed of any assets of the Business, or any portion thereof, other than Inventory or other assets in the ordinary course of business; (ii) granted any lease, license, lien or encumbrance or other interest in or to the Assets; (iii) made any loans or advances to any person whatsoever (except for standard travel advances to employees made in the ordinary course of business up to an aggregate for all such advances of no more than $10,000 outstanding at any one time); (iv) modified or incurred any obligations on behalf of the Business, other than in the ordinary course of business in excess of $10,000 or that would be included in the Assumed Liabilities; (v) canceled, modified or compromised any debts or claims of the Seller against any other person; or (vi) entered into any contract or commitment for expenditures other than in the ordinary course of business.

4.9. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person is required in connection with the execution and delivery by Seller of this Agreement or of any other documents contemplated hereby or with the consummation of the transactions contemplated hereby. Schedule 2.1.7 contains a list of those non-disclosure agreements, secrecy agreements, confidentiality agreements and other similar agreements providing protection for confidential information of Seller (i) that have been entered into within the last 5 years, (ii) that are not assignable by Seller, and (iii) for which Seller will obtain the consent of any other required party or parties to the assignment to Buyer.

4.10. Compliance with Laws. Seller has complied in all material respects with all applicable federal, state, local and foreign laws and all applicable regulations and ordinances affecting the Business. All of the permits necessary for the operation of the Business (the “Permits”) have been duly obtained and are in full force and effect, except for Permits, authorizations and approvals the absence of which would not, in the aggregate, have a Material Adverse Effect on the operation of the Business. No other Permits, concessions, grants, franchises, licenses or other governmental approvals or authorizations are or immediately after the Closing Date will be required to be obtained by Buyer in order for Buyer to conduct the Business after the Closing in the same manner as heretofore operated by Seller. There are no proceedings pending or, to the knowledge of Seller threatened, which may result in the revocation, cancellation or suspension of any Permit, concession, grant, franchise, license or other governmental authorization or approval used by Seller in the conduct of the Business, or any adverse modification thereof and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification. Seller and the Assets and the operations of the Business are not in violation of any decree, order or arbitration award of, any law, statute, regulation or agreement with or license or permit from any federal, state, local or foreign governmental authority or court.

4.11. Assets; Condition. The listing of the Assets set forth on Schedule 2.1.1 is current and accurate and includes all of the machinery, equipment, instrumentation, tooling and other tangible personal property used by Seller in the conduct of the Business. No other item of machinery, equipment, instrumentation, tooling or other tangible personal property is required in order to conduct the Business as it is currently conducted. The Assets are in good repair, condition and satisfactory working order (reasonable wear and tear excepted) and will be capable of performing the functions for which they have heretofore been used by the Business over the period of time during which they will be depreciated in accordance with generally accepted accounting principles.

4.12. Title to Assets. Seller has good and marketable title to the Assets, free and clear of any liens, charges, encumbrances or claims of any nature whatsoever.

4.13. Leases. Schedule 2.1.4 sets forth a correct and complete list of all leases of personal property used by the Business. The Business enjoys peaceful and undisturbed possession under all such leases which, in the case of personal property leases, require annual rental payments in excess of $10,000; all such leases are valid and subsisting; Seller has paid all rent due and payable under all such leases, and there exists no material default on the part of Seller or, to the knowledge of Seller the lessors, thereunder.

4.14. Intellectual Property Rights. Schedule 2.1.6 sets forth a complete and accurate list of the Purchased IP which (together with the Previously Purchased IP and related license rights) constitutes all of the Intellectual Property (and applications for registrations of Intellectual Property) used in the Business; Seller is the owner of all right title and interest in and to all such Purchased IP. Except for the Previously Purchased IP and as set forth on Schedule 2.1.6, there is no other Intellectual Property necessary in order to mold, manufacture, assemble, test or operate the Products or to otherwise conduct the Business as it is being conducted on the date hereof. All Products heretofore manufactured and sold by Seller were produced by Seller using exclusively the Purchased IP, the Previously Purchased IP and common methods and processes in the public domain. Seller has the full right to prosecute all patent and copyright applications included in the Purchased IP listed on Schedule 2.1.6 as being owned by Seller and, upon issue of any patent or copyright pursuant thereto, Seller or its transferee will own the same free and clear of any lien or encumbrance. All manufacturing documentation heretofore delivered to Buyer by Seller are representative of the quality, completeness and reproducibility of the manufacturing documentation for the Products as a whole. Except as disclosed on Section 4.14 of the Seller Disclosure Schedule, no right or license for the use or practice of any of such rights has been granted by Seller to any third person or Affiliate and no order of any court or other governmental authority has been issued restricting Seller’s enjoyment of such rights. Section 4.14 of the Seller Disclosure Schedule clearly indicates all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software at a cost not exceeding $5,000 and widely available through regular commercial distribution channels on standard terms and conditions. Seller is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Seller of the Purchased IP. Seller has not entered into any agreement to indemnify any other person or Affiliate against any charge of infringement of any of the Previously Purchased IP or the Purchased IP, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered or made available to Buyer. There are no royalties, fees or other payments payable by Seller to any person exceeding $5,000 in any calendar year period by reason of the ownership, use, sale or disposition of the Previously Purchased IP or the Purchased IP. Seller is not in breach of any license, sublicense or other agreement relating to the Previously Purchased IP or the Purchased IP or the Intellectual Property of any third party. All Patents, registered Trademarks, registered service marks and registered Copyrights held by Seller are valid and subsisting. All maintenance and annual fees that are due and payable have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. With respect to the Trademarks included in the Purchased IP, Schedule 2.1.6 contains a complete list of all trademark rights of Seller and accurately represents the status of all such Trademarks.

4.15. No Conflicting Claims. The exercise and practice of the Purchased IP and the Previously Purchased IP (as licensed to Seller) used in the Business as currently conducted and the manufacture, sale, operation and use of the Products does not infringe any Intellectual Property of any third party. No current or former officer, director, shareholder, employee, consultant or independent contractor of Seller or its Affiliates has any right, claim or interest in or with respect to any of the Purchased IP. There is no unauthorized use, disclosure or misappropriation of any of the Purchased IP by any employee or former employee of Seller or its Affiliates, or by any other third party. There are no royalties, fees or other payments payable by Seller to any person or Affiliate under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of the Previously Purchased IP or the Purchased IP. Seller is not aware of any claim or allegation against it in respect of any infringement of the Intellectual Property of any third party, whether asserted or unasserted; and Seller has not been notified of any claim by any third party alleging that any of the Previously Purchased IP or the Purchased IP is invalid or that the practice of any of the information referred to thereon or the use or operation of the Products infringes upon any Intellectual Property right of a third party. Except as specified on Section 4.15 of the Seller Disclosure Schedule, Seller is aware of no infringers of any of the Previously Purchased IP or the Purchased IP. Seller has not brought a proceeding alleging infringement of the Previously Purchased IP or the Purchased IP or breach of any license or agreement involving the Previously Purchased IP or the Purchased IP against any third party.

4.16. Preservation of Confidentiality. Seller has taken all steps reasonably necessary to protect the confidentiality of the trade secrets and other confidential information of the Business, including the execution of confidentiality agreements by all employees and other persons having access to any of such information or trade secrets (such agreements containing no exceptions or exclusions from the scope of their coverage), which agreements also assign to Seller any intellectual property arising from services performed for Seller by such persons. Seller is not aware of any breach of the confidentiality of any of such information or the breach of such agreements. All use, disclosure or appropriation of such confidential information owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party. All use or disclosure of confidential information not owned by Seller has been pursuant to the terms of a written agreement between Seller and the owner of such confidential information, or is otherwise lawful.

4.17. Contracts, Customers and Suppliers. Attached as Section 4.17 of the Seller Disclosure Schedule is a complete and accurate list as of the date hereof of the following agreements, contracts and commitments relating to the Business that are material to the Business: (i) mortgages, indentures, security agreements and other agreements and instruments relating to the extension of credit or borrowing of money; (ii) sales agency, manufacturer’s representative, distributorship or consignment agreements; (iii) agreements, orders or commitments for the purchase of raw materials, supplies or finished goods in excess or $25,000 for any one agreement, order or commitment; (iv) agreements, orders or commitments for the sale of Products other than in the ordinary course of business; (v) agreements or commitments for capital expenditures in excess of $25,000 for any single project; (vi) other agreements, contracts or commitments which are material to the Business or which individually involve total payments or receipts of more than $25,000 in any twelve-month period, or assets, rights or liabilities otherwise valued at more than

$50,000. Seller has made available to the Buyer complete and accurate copies of all such material written agreements, contracts and commitments (together with all amendments thereto) and Section 4.17 of the Seller Disclosure Schedule sets forth complete and accurate descriptions of all oral agreements so listed. All such agreements, contracts and commitments are valid and binding and are in full force and effect. There has not occurred any default by Seller or by any other party under any such agreements, contracts or commitments, nor any event which, with the giving of notice and/or passage of time, would constitute a default, and Seller and no other party has waived any rights with respect thereto. Schedule 2.1.3 contains an accurate and complete list of (i) the names and addresses of all customers and suppliers of the Business which accounted for transactions with a value in excess of $25,000 each, respectively, during the eighteen month period ended June 30, 2004. Seller has no reason to believe any particular agreement described in this Section 4.17 will require more resources to fulfill than have been currently allocated to its fulfillment.

4.18. Litigation. There is no, and since January 1, 2003 there has been no, action, proceeding, arbitration, governmental investigation or other legal or administrative proceeding pending or, to the knowledge of Seller, threatened against Seller or the Business involving or affecting the Assets or the Business or that would adversely affect Seller’s ability to consummate the transactions contemplated hereby or meet its obligations hereunder in any court or before any governmental agency or arbitration tribunal. Seller has no knowledge of any state of facts or circumstances that could reasonably be expected to form the basis for any such claim or proceeding.

4.19. Taxes. The Seller has timely filed all Tax Returns that it was required to file and all such Tax Returns were true, correct and complete and prepared in compliance with all applicable laws and regulations. All Taxes with respect to the operation of the Business have been paid when and as due; neither the Business nor the Assets are subject to any claims, liens or liabilities for Taxes owed or owing to any taxing authorities whatsoever, including any possible claim against Buyer as the transferee or purchaser of, or successor to, the Assets or the Business. Seller is aware of no facts which could reasonably be expected to give rise to any such claim, lien or liability. Seller has not received and is unaware of any notice of deficiency or assessment of additional Taxes relating to the Business and is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes in respect of the Business. No claim has ever been made by any authority in a jurisdiction where the Business does not file Tax Returns that they may be subject to taxation by that jurisdiction. Seller has collected all sales, use, and value-added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and has furnished properly completed exemption certificates for all exempt transactions. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Seller is not a party to any tax allocation or sharing agreement and Seller (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person under Treas. Reg.

§1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. At no time from the date of its organization until the date hereof has Seller been classified as a “C” corporation within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) or under applicable state and local tax provisions and Seller knows of no basis for any taxing authority to treat Seller as such a corporation. Seller has no potential liability for any Taxes under the Code or under any applicable state and local tax provisions. The Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code. Seller has not granted any power of attorney with respect to Taxes.

4.20. Absence of Certain Changes. Except to the extent set forth in Section 4.20 of the Seller Disclosure Schedule or pursuant to the transactions contemplated hereby, since June 30, 2004:

4.20.1. No liability of any nature material to the Business has been incurred, except in the ordinary course of business, and Seller has not increased, or made or experienced any significant change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves of the Business, nor has Seller changed its practices or procedures with respect to the collection of accounts receivable with respect to the Business or made any other changes to its accounting method or practices;

4.20.2. No liability or obligation material to the Business has been paid or discharged other than in the ordinary course or business;

4.20.3. Seller has not made any capital expenditure or commitment for additions to property, plant or equipment in respect of the Business, except for expenditures in the ordinary course of business which equal in the aggregate less than $50,000;

4.20.4. Seller has not granted any increase in the compensation of any of the employees of the Business, and has not granted any increase in the compensation of any employee whose salary exceeds $50,000, whether now or hereafter payable, including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment; nor has Seller made any promotions of employees employed in the Business except promotions made in the ordinary course of business nor entered into any employment agreement with any person except agreements with sales agents.

4.20.5. Seller has not suffered any material damage, destruction or loss to the Business or any of the Assets, whether or not covered by insurance.

4.21. Insurance. Seller has included the assets of the Business on policies of insurance maintained by Seller against casualty and other risks and with coverage limits and insurance carriers which in Seller’s reasonable belief are at least commensurate with policies usually carried by similarly situated enterprises. Seller shall continue such coverage in effect through the Closing Date.

4.22. Defective Product Claims. Seller is unaware of any claim by any third party alleging that any Product heretofore manufactured or sold by Seller is faulty or defective or fails to conform in any material respect with any warranties or representations expressly made or implied with respect thereto. Seller is aware of no basis for the assertion of any such claim.

4.23. Environmental Matters. There is not currently pending and Seller is unaware of any basis for the assertion of any claim or alleged claim against the Business, the Assets or the Seller with respect to the operations of the Business relating to the discharge, release, or threatened release of any pollutants, hazardous materials or chemicals into the environment or to the compliance with federal, state or local environmental laws, regulations or ordinances.

4.24. Employees. The Key Employees listed on Schedule 1.29 are currently employed and in good standing in the positions indicated thereon at the Business. The description of the title and compensation set forth on such Schedule for each such Key Employee is complete and accurate. As of the date hereof, no amounts are owed with respect to salary for services rendered prior to the date hereof; all payroll, FICA and other employment taxes for periods prior to the date hereof have been paid; all commissions and expense reimbursements due to employees with respect to periods prior to the date hereof have been paid. Seller has and has had no collective bargaining agreement with employees of the Business and, except as listed in Section 4.24 of the Seller Disclosure Schedule, has no employment contracts or agreements relating to the employment of employees of the Business that are not terminable upon less than 30 days’ notice to the employee. Seller has no reason to believe that any Key Employee will not accept Buyer’s offer of employment.

4.25. Prohibited Foreign Trade Practices Act; Sensitive Payments. Seller is in compliance with the Prohibited Foreign Trade Practices Act with respect to the Business, and have had no “sensitive” receipts or disbursements, which are defined to mean the following types of transactions: (i) illegal receipts from or payments to governmental officials or employees; (ii) commercial bribes or kickbacks; (iii) amounts disbursed or received with an understanding that rebates or refunds will be made in contravention of the laws of any nation or other jurisdiction; (iv) illegal political contributions; or (v) payments or commitments, regardless of form, made with the knowledge or under circumstances that would indicate that all or part thereof is to be paid ultimately to or for the benefit of governmental officials or employees or as an influence payment or kickback.

4.26. Burdensome Agreements. Seller is not a party or otherwise bound by, and the Assets are not bound by, any agreement or instrument which restricts the ability of the Seller, or which may impair the Buyer, from the conduct of the Business as currently conducted, except as has not had a Material Adverse Effect on Seller and would not have a Material Adverse Effect on the Assets or Buyer’s ability to conduct the Business as currently conducted.

4.27. Value of Remaining Assets; Purchase Price. As of the times of the transfer of the Assets, and after giving effect to the transfer of the Assets, the value of Seller’s assets will exceed the value of the Seller’s liabilities (including the liabilities excluded pursuant to Subsection 2.4 above). Seller is paying its debts as they become due. Seller is Solvent, and, after giving effect to the transactions contemplated hereby, Seller will be Solvent. The Purchase Price set forth in Section 2.5 constitutes at least reasonably equivalent fair value for the Assets.

4.28. No Existing Discussions, Etc. Seller is not engaged, directly or indirectly, or committed to engage, in any discussions or negotiations with any party other than the Buyer with respect to any merger, consolidation, sale of substantial assets, sale or transfer of shares of stock, partnership interests or any similar transactions related to Seller.

4.29. Disclosure. Seller has not failed to disclose to Buyer any facts material to the Assets or the Business. No representation or warranty by Seller set forth in this Agreement, and no statement by Seller contained in any Exhibit or Schedule hereto or any certificate delivered in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided by such document.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to and agrees with Seller that, as of the date of this Agreement:

5.1. Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and corporate authority to own its properties and to carry on its business as now conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to so qualify would not have a Material Adverse Effect on the Buyer.

5.2. Authority. Buyer has all requisite corporate power and corporate authority to execute, deliver and perform this Agreement and at and as of the Closing Date will have taken all necessary corporate and other action (including, without limitation, approval of its board of directors) to authorize the execution, delivery and performance of this Agreement and to consummate or cause the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer; and the execution and delivery of the Assumption of Liabilities and each other document or instrument executed or to be executed by Buyer in accordance with this Agreement at and as of the Closing Date will have been duly approved by the Buyer’s board of directors. Upon approval by Buyer’s board of directors, this Agreement and each other agreement contemplated hereby to be executed by Buyer will constitute, when executed by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with each of their terms.

5.3. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms and conditions hereof, in each case by Buyer will not conflict with, or result in a breach of or forfeiture of any rights under: (1) any relevant statute, law, ordinance, rule or regulation applicable to Buyer; or (2) the terms, conditions or provisions of the Certificate of Incorporation, as amended, or the By-Laws of Buyer; or (3) any mortgage, lease, agreement or other instrument or any judgment, order or decree to which Buyer is a party or by which its properties are bound, the conflict or breach of which would have a Material Adverse Effect on Buyer. Buyer is currently in compliance with its Certificate of Incorporation, as amended, and its By-Laws.

5.4. Financing. Buyer has all funds necessary to pay any cash required to be paid pursuant to the terms hereof and to timely consummate the transactions contemplated by this Agreement.

5.5. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person is required in connection with the execution and delivery by Buyer of this Agreement or of any other documents contemplated hereby or with the consummation by Buyer of the transactions contemplated hereby.

5.6. Disclosure. No representation or warranty by Buyer set forth in this Agreement, and no statement contained in any certificate delivered in connection with this Agreement by Buyer contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided by such document.

SECTION 6. COVENANTS OF THE SELLER

6.1. Continuation of Business. Seller covenants and agrees with the Buyer that from the date hereof and through the Closing Date, Seller will, unless otherwise specifically agreed to in writing by Buyer or otherwise contemplated by this Agreement or the transactions contemplated hereby:

6.1.1. Carry on the Business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore carried on and, to the extent consistent with the Business, exercise its reasonable best efforts to preserve intact the present business organization of the Business, to keep available the services of the present employees of the Business, and to preserve the goodwill and relationships of the Business with customers, suppliers and others having business dealings with it to the end that the Business shall be conducted substantially on the same basis at the Closing Date as at the date hereof;

6.1.2. Maintain all the material structures, equipment and other tangible personal property of the Business in their current condition, except for depletion, depreciation, and ordinary wear and tear;

6.1.3. Keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by Seller with respect to the Business;

6.1.4. Perform all of the Seller’s obligations under agreements, contracts and instruments relating to or affecting properties and assets of the Business;

6.1.5. Maintain books of account and records of the Business in the usual, regular and ordinary manner in accordance with generally accepted accounting practices;

6.1.6. Comply with all statutes, laws, ordinances, rules and regulations applicable to the Business;

6.1.7. Not enter into or assume any agreement, contract or commitment in an amount in excess of $50,000, excluding agreements, contracts, or commitments for the sale of any Products;

6.1.8. Promptly advise the Buyer in writing of any Material Adverse Change in the financial condition, operations, properties, business or prospects of the Business or the Assets;

6.1.9. Not transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Purchased IP or any other Intellectual Property rights of the Seller other than in the ordinary course of business consistent with past practices;

6.1.10. Not take any action to: (i) increase or agree to increase the compensation payable or to become payable to the Seller’s managers, officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, managers, officers, or employees, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, option, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any officers, managers or employees;

6.1.11. Not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness or guarantees that do not affect any of the Assets or increase any Assumed Liabilities;

6.1.12. Not amend or terminate any contract, agreement or license, except in the ordinary course of business;

6.1.13. Not initiate any litigation or arbitration proceeding; and

6.1.14. Not agree to take, in writing or otherwise, any of the actions described in paragraphs 6.1.7 through 6.1.11 above (excluding paragraph 6.1.8), or take or agree to take, in writing or otherwise, any action which is reasonably likely to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing.

6.2. Access to Information; Preservation of Confidentiality. From the date hereof until the Closing Date, upon reasonable prior notice and at Buyer’s sole cost and expense Seller shall give the Buyer and its representatives full access during normal business hours to employees, the properties, books, records, contracts and commitments of the Business and will furnish all such information and documents relating to the properties and operation of the

Business as the Buyer may reasonably request. Seller shall cause its outside accountants, representatives and advisors to be available to Buyer, instructing them to cooperate and assist in the completion of the due diligence process to Buyer’s satisfaction.

6.3. Change of Name. From and after the Closing Date, Seller and its Affiliates will sign such consents and take such other action as the Buyer shall reasonably request in order to permit the Buyer to use exclusively the name “Bentec Scientific” and will not itself conduct business under the name Bentec Scientific after the Closing Date; provided, further, that after the Closing Date, (i) neither Seller nor its Affiliates shall conduct business under the name “Bentec” or any name similar to or a variant thereof in the microelectronic or semiconductor equipment market or sell Products under the name “Bentec” or any name similar to or a variant thereof and (ii) Buyer and its Affiliates shall have no right to conduct any business under, or use, the name “Bentec” or any name similar to or a variant thereof, apart from use of the name “Bentec Scientific” in the microelectronic or semiconductor market.

6.4. Minimum Net Current Asset Adjustment. As soon as practicable subsequent to the Closing Date and in no event more than forty-five (45) days after the Closing Date, Seller shall deliver to the Buyer the Closing Balance Sheet which shall be audited by an independent public accounting firm satisfactory to Buyer. The fees, costs and expenses of such audit shall be shared equally by Buyer and Seller. To the extent that Net Current Assets reflected on the Closing Balance Sheet is less than $380,000.00 then the amount of the Withheld Funds payable to the Seller shall be decreased, on a Dollar for Dollar basis, by the full amount by which the Net Current Assets reflected on the Closing Balance Sheet falls below $380,000.00 (“Net Asset Deficit”) and such Net Asset Deficit amount shall be retained by the Buyer. The Net Asset Deficit shall first be paid from the Withheld Funds withheld pursuant to Subsection 2.5.1 and then from Withheld Funds withheld pursuant to Subsection 2.5.2 until paid in full. In the event that the Withheld Funds shall be inadequate to make any Net Asset Deficit payment due hereunder, then Buyer shall be entitled to be indemnified by Seller for the amount of such payment together with any Damages arising out of such failure in accordance with Section 11.

6.5. Allocation of Purchase Price. The purchase price specified in Subsection 2.5 above shall be allocated among the Assets in accordance with the recommendations of Standard & Poors Corporation or such other independent valuation consultant as may be agreed upon by Buyer and Seller. Buyer and Seller and any Affiliates shall report, act and file tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Seller (nor any of their respective Affiliates) shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law. The fees, costs and expenses of such valuation consultant shall be shared equally by Buyer and Seller.

6.6. Payment of Transfer Taxes. The Seller shall pay, be solely responsible for, and indemnify the Buyer against any and all transfer taxes, including but not limited to any sales and use taxes, imposed on the purchase and sale of the Assets contemplated hereby.

6.7. No Solicitation of Acquisition Proposals. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section

14 or the Closing, Seller shall not, directly or indirectly, through any manager, officer, director, employee, representative or agent: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale, license, pledge or encumbrance of substantial assets, sale of equity interests (including without limitation by way of a tender offer) of Seller or similar transactions involving Seller, other than the transactions with Buyer contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal. Seller shall notify Buyer promptly upon receipt by Seller or a representative of Seller of any acquisition proposal or of any similar communication relating to a potential Acquisition Proposal.

6.8. No Public Announcement. Seller shall not make any public announcement of the entering into of this Agreement or the consummation of the transactions contemplated hereby except as specifically contemplated herein or approved by Buyer.

6.9. Members Consent. If not previously obtained, Seller shall obtain the consent of the holders of Seller’s outstanding membership interests to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby to the extent required by applicable law, Seller’s Certificate of Formation, as amended, and its Operating Agreement.

SECTION 7. CONDITIONS TO THE CLOSING

7.1. Conditions to Closing by the Parties. The respective obligations of the Buyer and the Seller to consummate the transactions provided in this Agreement on the Closing Date shall be, at the option of each party, subject to the fulfillment of the condition that on or before the Closing Date: (i) there shall not be any injunction, writ, preliminary restraining order or any order issued by any court or governmental agency directing that the transaction contemplated by this Agreement not be consummated, and (ii) there shall not be pending or known to be threatened any action, proceeding or investigation before any such court or governmental agency seeking any such injunction, writ, preliminary restraining order or other order relating to the Business or the Assets.

7.2. Conditions to Closing by Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby are, at the option of the Buyer, subject to the fulfillment of each of the conditions that on or before the Closing Date:

7.2.1. Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement and the Schedules annexed hereto shall have been true and correct as of the date of this Agreement (except to the extent that such representations speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such date) and shall be true at and as of the Closing Date (without reference to the words “as of the date of this Agreement” in the lead-in paragraph to Section 4) with the same force and effect as if made at and as of the Closing Date;

7.2.2. Performance of Obligations. The Seller shall have performed or complied with all of its agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by it, prior to or on the Closing Date;

7.2.3. Acceptance of Key Employees. Each of the Key Employees shall have signed a Key Employee Offer Letter;

7.2.4. Receipt of Consents, etc. Buyer shall have received duly executed original copies of all consents set forth in Schedule 7.2.5 in form and substance reasonably satisfactory to Buyer as well as written evidence satisfactory to Buyer of the approval of this Agreement and the transactions contemplated hereby by the Seller’s managers and its members;

7.2.5. Sales and Use Tax. Seller shall have delivered to Buyer a certified sales and use tax clearance certificate from the appropriate agency for the state of California and for each other jurisdiction in which the Seller may be subject to the payment of sales and use taxes.

7.2.6. Approval of Buyer’s Board of Directors. The board of directors of Buyer shall have duly approved this Agreement and all of the ancillary documents and transactions provided for in this Agreement and shall have authorized Buyer to proceed with the Closing of the transactions contemplated hereby.

7.2.7. Opinion of Counsel for Seller. The Seller shall have delivered to the Buyer the opinion of Seller’s counsel as provided by Subsection 3.2.3 above;

7.2.8. Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Buyer and such counsel shall have received all documents, instruments or copies thereof as may be reasonably requested; and

7.2.9. Execution and Delivery of Documents, etc. The Seller shall have executed and delivered (or caused to be executed and delivered, as the case may be) to the Buyer each of the other deliverables set forth in Subsections 3.2.1, 3.2.2, 3.2.3, 3.2.4, 3.2.6, 3.2.7, 3.2.8, 3.2.9, 3.2.10, and 3.2.11 hereof.

7.2.10. No Material Adverse Change. No Material Adverse Change shall have occurred to any of the Assets of the Business.

7.2.11. Officer’s Certificate. Buyer shall have received a certificate of a duly authorized officer of Seller to evidence compliance with the conditions set forth in Clauses 7.2.1, 7.2.2 and 7.2.10 above.

7.2.12. Discharge of Bay Business and Kevin Douglas Security Interests. Seller shall have arranged for the payment and discharge of all amounts owed to Bay Business Credit and shall have paid and discharged all amounts owed to Kevin Douglas and shall have delivered to

Buyer a full and complete release of all liens and/or security interests held by Kevin Douglas on the Assets and shall have arranged for the full and complete release of all liens and/or security interests held by Bay Business Credit on the Assets.

7.2.13. Solvency Certificate. Seller shall have delivered to Buyer a Solvency Certificate in the form attached as Exhibit H.

7.3. Conditions to Closing by Seller. The obligation of the Seller to consummate the transactions contemplated hereby are, at the option of the Seller, subject to the fulfillment of each of the conditions that on or before the Closing Date:

7.3.1. Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement and the Schedules annexed hereto shall be true and correct as of the date of this Agreement (except to the extent that such representations speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such date) and shall be true at and as of the Closing Date (without reference to the words “as of the date of this Agreement” in the lead-in paragraph to Section 5) with the same force and effect as if made at and as of the Closing Date;

7.3.2. Performance of Obligations. The Buyer shall have performed or complied with all of its agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by it, prior to or on the Closing Date; and

7.3.3. Acceptance of Key Employees. Each of the Key Employees shall have accepted employment with Buyer on the terms and conditions set forth in their respective Key Employee Offer Letter as evidenced by the delivery to Buyer by each Key Employee of a countersigned copy of his Key Employee Offer Letter.

7.3.4. Opinion of Counsel for Buyer. The Buyer shall have delivered to the Seller the opinion of Buyer’s counsel as provided by Subsection 3.3.3 above.

7.3.5. Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Seller and such counsel shall have received all documents, instruments or copies thereof as may be reasonably requested.

7.3.6. Execution and Delivery of Documents, etc. The Buyer shall have executed and delivered (or caused to be executed and delivered, as the case may be), to the Seller or to the party to whom delivery is to be made, as the case may be, each of the other deliverables set forth in Subsections 3.3.1, 3.3.2, 3.3.3, 3.3.5, 3.3.6, 3.3.7 and 3.4.1 and 3.4.2 hereof.

7.3.7. No Material Adverse Change. No Material Adverse Change of Buyer shall have occurred.

7.3.8. Officer’s Certificate. Seller shall have received a certificate of a duly authorized officer of Buyer to evidence compliance with the conditions set forth in Clauses 7.3.1, 7.3.2 and 7.3.7 above.

SECTION 8. TRANSACTIONS SUBSEQUENT TO THE CLOSING

8.1. Preservation of Confidentiality. Seller hereby agrees that it shall preserve and maintain in confidence all of the proprietary confidential information and trade secrets of the Business, and will take no action which will compromise the confidentiality thereof. Upon Closing, Seller hereby grants Buyer permission and authority to proceed on its own behalf to enforce the obligations of employees, former employees consultants and other parties to business relationships under all non-disclosure agreements heretofore entered into between Seller and each such person, at Buyer’s risk and expense and for Buyer’s sole benefit; Seller agrees to fully cooperate with Buyer at Buyer’s sole cost and expense in any such proceeding. Notwithstanding the foregoing, (i) Seller may disclose such proprietary confidential information in response to a valid order of a court or other governmental authority, provided Seller first gives notice to Buyer thereof and makes a reasonable effort, if so requested by Buyer, to obtain a protective order requiring that such information be disclosed only for the limited purposes for which the order was issued, all at Buyer’s sole expense, and (ii) to the extent reasonably necessary to comply with applicable securities laws, the Seller (and each employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Seller relating to such tax treatment and tax structure.

8.2. Assumed Liabilities; Excluded Liabilities.

8.2.1. From and after the Closing Seller agrees that Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liabilities, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Seller shall cooperate with Buyer in any reasonable manner requested by Buyer in connection with any negotiations or proceedings involving any such obligation or liability. Notwithstanding the foregoing, the provisions of this Subsection shall be subject to those of Subsection 11.6.

8.2.2. From and after the Closing Buyer agrees that Seller shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Excluded Liabilities, and Seller shall have the right to conduct and control all negotiations and proceedings with respect thereto. Buyer shall notify Seller immediately of any claim made with respect to any such obligation or liability and shall not, except with the prior written consent of Seller, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Excluded Liabilities. Buyer shall cooperate with Seller in any reasonable manner requested by Seller in connection with any negotiations or proceedings involving any such obligation or liability. Notwithstanding the foregoing, the provisions of this Subsection shall be subject to those of Subsection 11.6.

8.3. Endorsement of Checks. From and after the Closing, Seller agrees that Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of any accounts receivable or otherwise constituting a part of the Assets or the Business.

8.4. Collection of Receivables. From and after the Closing, Seller agrees that Buyer shall have the right and authority to collect for its own account all accounts receivable and other items transferred to Buyer as provided herein. Seller hereby irrevocably constitutes and appoints Buyer as its attorney-in-fact, with full power of substitution, to act in its name, place and stead to collect all such accounts receivable and other items transferred to Buyer hereunder. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which Seller may receive after the Closing in respect of any such receivables or such other items transferred and sold to Buyer hereunder, Seller agrees to assign and turn over to Buyer on the Closing Date the administration of that certain bank account of Seller, maintained as a depository for accounts receivable, identified as account number 8015181 maintained with First Northern Bank, Woodland Branch. In addition, Seller agrees that it will cooperate with Buyer in endeavoring to effect the collection of all receivables and in connection with other actions, proceedings, arrangements or disputes involving Seller or Buyer based upon contracts, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

8.5. Undelivered Consents and Assignments. If Seller shall not have obtained any of the material consents referred to in Subsection 2.6 prior to the Closing Date, and Buyer nevertheless elects to close in accordance with the terms hereof, then Seller covenants that from and after the Closing, Seller will use its reasonable best efforts to obtain all consents referred to in Subsection 2.6 above which have not been so obtained prior to the Closing Date. Seller and Buyer agree to cooperate in obtaining any such consents and in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts, agreements and other assets including enforcement at the cost and for the account of Buyer of any and all rights of Seller against all other parties thereto. To the extent that any material consent or consents which in the aggregate are material to the Business are not obtained within ninety (90) days following the Closing Date or that an attempted assignment is ineffective and such ineffectiveness has or will have a Material Adverse Effect upon any rights thereunder sought to be assigned, any loss or damages to Buyer as a result thereof shall be indemnified in accordance with Section 11 hereof.

8.6. Manufacturing Capacity; Interim Supply and Support Agreement. Seller agrees that for the term of the Interim Supply and Support Agreement it shall maintain the capacity to manufacture the Products on substantially the same basis as they existed on June 30, 2004. Seller further agrees to faithfully and diligently fulfill its obligations under the Interim Supply and Support Agreement in accordance with its terms.

8.7. R & D Consulting Agreement. Seller agrees that for the term of the R & D Consulting Agreement it shall faithfully and diligently fulfill its obligations under the R & D Consulting Agreement in accordance with its terms.

8.8. Further Assurances.

8.8.1. At any time and from time to time after the Closing Date, at the request of Buyer, Seller will, without the payment of any further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Buyer may reasonably request in order to more effectively transfer, convey and assign the Assets and the Business to Buyer, and to confirm Buyer’s title thereto.

8.8.2. At any time and from time to time after the Closing Date, at the request of Seller, Buyer will, without the payment of any further consideration, execute and deliver such other instruments of assumptions and confirmation and take such other action as Seller may reasonably request in order to more effectively evidence or effect the assumption of the Assumed Liabilities and to confirm Seller’s title to the Excluded Assets.

8.9. No Dissolution. Seller agrees that it will not dissolve or liquidate during the period from the Closing through the conclusion of the support period in the Interim Supply and Support Agreement. Following that support period and through the second anniversary of the Closing, Seller will not dissolve or liquidate without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

8.10. Treatment of Notes Receivable. Seller has represented to Buyer that the notes receivable listed on the Balance Sheet (the “Notes Receivable”) in the amount of $27,256.00 is currently financially non-performing but that alternative collection arrangements whereby the debtor thereunder performs certain manufacturing services for Seller and the value thereof is offset against such Notes Receivable has been successful. Seller and Buyer agree to attempt to obtain payment of such Notes Receivable by purchasing such manufacturing services the price thereof to be offset against principal and interest due on such Notes Receivable until the business day immediately preceding the first anniversary of the Closing Date. If as of the close of business on such date any amount of principal or interest remains outstanding with respect to such Notes Receivable, then the amount thereof shall be paid to Buyer from the funds withheld pursuant to Subsection 2.5.2 and such amount shall be deducted from the amount to be otherwise paid to Seller in accordance with Section 12.

SECTION 9. BULK SALES LAWS

Buyer and Seller hereby waive compliance by each party hereto with the so-called “bulk sales law” and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from and hold it harmless against any liabilities, damages, costs and expenses resulting from or arising out of: (i) the parties’ failure to comply with the so-called “bulk sales law” or any other similar laws in any jurisdiction in respect of the transactions contemplated by this Agreement; or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement. Any claim for indemnification of Buyer by Seller hereunder shall be satisfied in accordance with Section 11 of this Agreement.

SECTION 10. NON-COMPETITION

Seller acknowledges that it will benefit substantially from the purchase by Buyer of the Assets and the Business, from the payments to be made under the R & D Consulting Agreement and from the other transactions contemplated by this Agreement. In consideration of the foregoing, Seller hereby agrees as follows:

10.1. No Offer of Competing Products. For a period of two (2) years from and after the Closing Date, Seller and all Affiliates of Seller, will not directly or indirectly through any other person or firm, manufacture, produce, market, offer for sale, sell or distribute in any county in the State of California or anywhere else in the world: (i) the Products or any future products specified in Schedule 2.1.6; or (ii) any product or service directly competitive with the Products or any future products specified in Schedule 2.1.6.

10.2. No Interference With Goodwill.

10.2.1. Customer Goodwill. Seller will not for the longer of a period of two (2) years from and after the Closing Date or the continuation in effect of the R & D Consulting Agreement: (i) make any disparaging statements concerning Buyer, its products, personnel or the Products or the Business; (ii) recommend a competitor of the Business or products competitive with the Products to a customer or potential customer of the Business; or (iii) take any other action which would reasonably be detrimental in any material respect to the goodwill of the Business. Seller shall, for such period, refer all inquiries of actual or potential customers of the Products to the Buyer in a courteous and professional manner.

10.2.2. Employee Goodwill. Seller will not for the longer of a period of two (2) years from and after the Closing Date or the continuation in effect of the R & D Consulting Agreement recruit, attempt to recruit or induce or seek to induce to leave the employ of the Buyer or cause any other person or firm to recruit, attempt to recruit or induce or seek to induce to leave the employ of the Buyer any Key Employee or any other employee of the Buyer.

10.3. Special Relief. Seller agrees that the remedy at law of Buyer for the violation of any of the provisions of this Section 10 will be inadequate and that Buyer shall be entitled to temporary and permanent injunctive relief against such violations.

10.4. Damages. Seller agrees that any damages suffered by Buyer arising out of the breach of the provisions of this Section 10 by Seller or by its officers or directors shall be subject to indemnification by Seller in accordance with Section 11 below.

SECTION 11. INDEMNIFICATION

11.1. Survival of Representations and Warranties. All representations and warranties, and covenants shall survive the Closing and shall continue in effect thereafter for a period of one (1) year following the Closing Date (except covenants that by their express terms are for a longer period, including, without limitation, Subsection 8.1 and Section 11, which shall survive for such periods.

11.2. Indemnification by Seller Against Liabilities and Losses. Seller hereby agrees to indemnify, defend and hold harmless Buyer from, against and in respect of all Damages resulting from:

11.2.1. The Excluded Liabilities;

11.2.2. The Tax Claims;

11.2.3. The breach by Seller or the inaccuracy of any representation or warranty contained in this Agreement or the breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement or any Schedule, list, certificate, document or other instrument furnished or to be furnished to Buyer hereunder whether or not such inaccuracy, breach, non-fulfillment or misrepresentation was or should have been known by Buyer;

11.2.4. The failure to comply with the “bulk sales laws” as provided in Section 9 hereof;

11.2.5. Any Net Asset Deficit which is not satisfied out of the proceeds provided under Subsections 2.5.1 or 2.5.2; and

11.2.6. Any other indemnification obligation expressly undertaken by Seller under this Agreement.

The Seller shall have no liability under Subsections 11.2.1, 11.2.3, 11.2.4, or 11.2.6 unless, until and only to the extent that: (1) the aggregate amount of Damages incurred by Buyer by reason hereof exceeds $50,000; and (2) Seller shall have been given notice of and an opportunity to defend such claims and shall be afforded the right to approve any settlements thereof. Notwithstanding the above, the Seller shall be liable for the entire amount of the Tax Claims without regard to the limitations set forth in preceding clauses 1 and 2.

11.3. Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller, from, against and in respect of any and all Damages resulting from:

11.3.1. The failure on the part of Buyer to fully pay, perform and discharge as due any of the Assumed Liabilities;

11.3.2. The breach by Buyer or the inaccuracy of any representation or warranty contained in this Agreement or the breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement or any Schedule, list, certificate, document or other instrument furnished or to be furnished to Seller hereunder whether or not such inaccuracy, breach, non-fulfillment or misrepresentation was or should have been known by Seller;

11.3.3. Any claim in respect of Buyer’s operation of the Business subsequent to the Closing or the imposition or attempted imposition on Seller of any liability or obligation assumed by Buyer under this Agreement.

The Buyer shall have no liability under this Subsection 11.3 unless, until and only to the extent that: (1) with respect to Clauses 11.3.2 and 11.3.3 above, the aggregate amount of Damages incurred by Seller by reason hereof exceeds $50,000; (2) with respect to clauses 11.3.1, 11.3.2, and 11.3.3, Buyer shall have been given notice of and an opportunity to defend such claims and shall be afforded the right to approve any settlements thereof.

11.4. Limitation on Claims. Except for the Tax Claims, which shall survive until settled, the respective obligations of Seller and Buyer with respect to the indemnities under this Section 11 shall expire unless the party entitled to the benefit thereof shall have notified the party giving such indemnity of a claim for indemnification hereunder by notice given prior to 5:00 P.M. Eastern Time on the first anniversary of the Closing Date (except with respect to covenants that by their express terms are for a longer period, including, without limitation, Subsection 8.1 and Section 11, which shall survive for such periods.

11.5. Definition of Damages. For purposes of this Section 11, the term “Damages” shall mean the amount of any liability, loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) arising out of the breach of any obligation, representation, warranty, covenant contained in this Agreement or other matter specified in this agreement as being subject to indemnification under this Section 11.

11.6. Third Party Actions. In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against either of the parties hereto or any of their respective directors, officers or affiliates which involves or appears reasonably likely to involve a claim for Damages for which indemnification may be sought against a party hereunder (the “Indemnitor”), the party seeking indemnification (the “Indemnitee”) will, promptly (and in any event within 30 days) after receipt of notice of any such claim, suit or proceeding, notify Indemnitor of the commencement thereof. The failure to so notify Indemnitor of the commencement of any such claim, suit or proceeding will relieve Indemnitor from liability only to the extent that such failure adversely affects the ability of Indemnitor to defend its interests in such claim, action or proceeding. Indemnitor (at its expense) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding, provided that Indemnitee and its counsel (at Indemnitee’s expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Indemnitor elects to assume such defense, Indemnitee shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of Indemnitor. Indemnitee’s consent to the settlement of any such claim, suit or proceeding by Indemnitor shall be required and shall not be unreasonably withheld, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount for which Indemnitor has agreed to be solely responsible.

11.7. Duty to Mitigate. Each party agrees to use its reasonable efforts to minimize the cost to the other party of the obligation to indemnify for Damages in accordance with the terms and conditions of this Section 11.

11.8. Exclusive Remedy. Except with respect to claims for Damages based upon fraud, with respect to claims for breach of the provisions of Section 11 above and with respect to the representations set forth in Subsections 4.6, 4.9, 4.12, 4.14, 4.15, 4.18 and 4.19, the rights of the parties to indemnification under this Section 11 shall be the sole and exclusive remedy with respect to any breach or alleged breach of the representations, warranties and covenants of the parties set forth herein.

SECTION 12. TREATMENT OF WITHHELD FUNDS

The Buyer will hold the cash payments specified in Subsections 2.5.1 and 2.5.2 above until the conditions specified therein and herein shall have been satisfied. The cash held by Buyer pursuant to Subsection 2.5.1 above shall be held as security against the delivery of (i) a full and complete release, tax clearance statement or settlement agreement of the Tax Claims satisfactory to Buyer and (ii) as security for the satisfaction of any Net Asset Deficit. Upon the full satisfaction of both such conditions, such cash shall be paid to or at the written direction of Seller together with interest thereon from the Closing Date until the date of payment at the “prime rate” specified in the Wall Street Journal on the Closing Date. The cash held by Buyer pursuant to Subsection 2.5.2 above shall be held as security: (i) against the delivery of a full and complete release, tax clearance statement or settlement agreement of the Tax Claims satisfactory to Buyer; (ii) for the satisfaction of any Net Asset Deficit; (iii) to satisfy payment of the face value of all open prepaid purchase orders placed by Buyer prior to the Closing Date to the extent not used by offset pursuant to the Interim Supply and Support Agreement; (iv) to satisfy payment of any outstanding amount of principal and interest on the Notes Receivable reflected on the Balance sheet in accordance with Subsection 8.9 above; as well as (v) for and to be applied to indemnify and hold harmless Buyer against and in respect of all matters to which Buyer is entitled to indemnification pursuant to Section 11, and any balance remaining after satisfaction of all such items shall be paid to or at the written direction of Seller together with interest thereon from the Closing Date until the date of payment at the “prime rate” specified in the Wall Street Journal on the Closing Date specified therein, but subject to any pending indemnification claims, in accordance with the provisions of Section 11.

The parties acknowledge that the condition set forth in (i) above may be satisfied generally according to the following procedure: (a) Seller shall negotiate an agreement with the appropriate governmental agencies with respect to the satisfaction of the particular Tax Claim; (b) prior to execution, Buyer shall approve such agreement; (c) following Buyer’s approval, Seller shall execute a complete release, tax clearance statement or settlement agreement with the appropriate governmental agencies with respect to the Tax Claims; (d) Buyer shall thereafter pay such governmental agency the agreed amount on behalf of Seller to satisfy all obligations under such agreement with respect to the Tax Claims; and (e) Seller and Buyer shall receive the complete release, tax clearance statement or settlement agreement with respect to such Tax Claim.

SECTION 13. TERMINATION

Anything in the Agreement to the contrary notwithstanding, this Agreement may, at any time prior to the Closing, be terminated: (a) by mutual agreement of the parties; (b) by Buyer in the event that the conditions set forth in Subsection 7.1 or 7.2 have not been fulfilled or waived by September 15, 2004; (c) by Seller in the event that the conditions set forth in Subsection 7.1 or 7.3 have not been fulfilled or waived by September 15, 2004. In the event that the conditions referred to in clauses (b) or (c) hereof shall not have been fulfilled by September 15, 2004 then the non-fulfilling party shall have a period of fifteen (15) business days to cure such non-fulfillment and the Closing Date shall be deferred accordingly; if after the expiration of such period the non-fulfillment shall not have been cured and not waived by the other party then this Agreement shall be terminated. In the event of a termination hereunder neither party shall have any liability to the other with respect to this Agreement except that each shall: (i) keep confidential and shall not disclose to third parties any confidential information or documents in its possession provided by the other party in connection with this transaction; (ii) make no use of any such confidential information or documents, but shall return the same to the providing party; and (iii) be liable to the other for any willful breach of its representations, warranties or covenants under this Agreement. The provisions of this Section as well as those of Subsection 8.1 and Section 14 shall survive the termination of this Agreement.

SECTION 14. MISCELLANEOUS PROVISIONS

14.1. Notices. Any and all notices herein provided for or relating to the transactions contemplated by this Agreement shall be in writing and shall be deemed to have been sufficiently given to Seller or Buyer: (a) if delivered by courier service, on the date delivered; (b) if transmitted by facsimile or email, on the date transmitted; or (c) if mailed, three (3) business days after being deposited in the United States mail, postage prepaid, by certified mail with return receipt requested and addressed to it at the address set forth below or to such other address as either party may specify by notice to the other given in accordance herewith:

If to Seller, to:	Bentec Scientific LLC
1380 Beamer Street
Woodland, CA
	Attention: President	Fax: (530) 406-3315

with a copy to:	The Corporate Law Group
500 Airport Boulevard, Suite 120
Burlingame, CA 94010
	Attention: Paul David Marotta	Fax: (650) 227-8001

If to Buyer, to:	Mykrolis Corporation
129 Concord Road
Billerica, MA 01821
	Attention: General Counsel	Fax: (978) 436-6739

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14.2. Expenses. Except as otherwise explicitly set forth in this Agreement, Seller and Buyer shall each pay their own costs and expenses incurred in connection with the preparation of this Agreement and the carrying out of the transactions contemplated hereby, including the fees of their own counsel, financial advisors and accountants. Seller shall pay all of the transfer fees and taxes, if any, relating to the Assets sold to Buyer hereunder. Seller covenants and agrees that it shall not permit any of such costs and expenses to be charged to or against the Assets. Seller hereby agrees to indemnify and hold harmless Buyer from and against any breach of the foregoing covenant in accordance with Section 11 above.

14.3. Entire Agreement; Modification. This Agreement contains the entire agreement and understanding of the parties hereto with respect to Buyer’s purchase of the Assets and the Business from Seller and supersedes any other oral or written statements, representations, agreements or understandings with respect thereto, which statements, representations, agreements or understandings, if any, are hereby terminated and agreed to be null, void and of no effect. In furtherance of the foregoing, Buyer expressly agrees that it has not based its decision to enter into this agreement or to proceed with the transactions contemplated hereby upon any financial projections which may have been supplied by Seller and that any such financial projections are speculative and cannot be relied upon. This Agreement may not be modified in any manner whatsoever except by a writing signed by Seller and Buyer.

14.4. Successors and Assigns. The terms of this Agreement shall be binding upon, and the benefits of this Agreement shall inure to, the successors and assigns of the parties hereto. Buyer shall have the right to assign its rights and obligations under this Agreement to a corporation, directly or indirectly controlled by it. Such right of assignment shall include, without limitation, the right of Buyer to effect the purchase hereunder through a direct or indirect subsidiary.

14.5. Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

14.6. Severability. Any provision or clause hereof which shall be invalidated by virtue of the fact that it is prohibited by law shall be ineffective to the extent of such illegality; however, this shall in no way affect the remaining provisions of this Agreement, and this Agreement shall be interpreted as if such clause or provision were not contained herein, unless such ineffective provision or clause shall be so significant as to materially affect this Agreement.

14.7. Counterparts. This Agreement may be executed and delivered in a number of counterparts, each of which, when so executed and delivered, shall be an original and all of such counterparts shall together constitute one and the same Agreement.

14.8. Brokers. Buyer and Seller each represents and warrants to the other that it has not dealt with any broker in connection with any of the transactions contemplated by this Agreement, that no broker or other person is entitled to any commission or finder’s fee in connection with any of such transactions, and that it will indemnify and hold harmless the other in accordance with Section 11 above, from and against any claim to commissions based on its conduct.

14.9. Joint Preparation. Seller and Buyer have each been represented by competent counsel. This Agreement is therefore deemed to have been jointly prepared by Seller and Buyer, and any uncertainty or ambiguity existing in it shall not be interpreted against the drafting party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

14.10. Waivers. One or more waivers or modifications of any covenant, term or condition in this Agreement by any party shall not be construed by any other party as a waiver or modification applicable to any subsequent breach of the same covenant, term or condition. Evidence of any such waiver or modification may not be offered or received in evidence in any proceeding, arbitration, or litigation between or among the parties hereto arising out of or affecting this Agreement, or a party’s rights or obligations under it. This limitation does not apply if the waiver or modification is in writing and duly executed as provided above.

14.11. Attorneys’ Fees. If a lawsuit or other proceeding is instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ fees as may be fixed by any court of competent jurisdiction, or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.

14.12. Headings, Schedules and Exhibits. The headings or titles of Sections, Subsections and Clauses are for convenience of reference only and are not intended to be conclusive as to the meaning or construction of the provisions of this Agreement. The following Schedules and Exhibits are annexed to this Agreement and each constitutes an integral component part of this Agreement and is hereby expressly incorporated herein:

SCHEDULES:

Schedule 1.5	Balance Sheet and Statement of Profit & Loss
Schedule 1.16	List of Inventory
Schedule 1.25	Seller Disclosure Schedule
Schedule 2.1.1	List of Tangible Personal Property
Schedule 2.1.3	List of Customer Contracts, Vendor Contracts and Purchase Orders
Schedule 2.1.4	List of Personal Property Leases

SCHEDULES CONT’D:

Schedule 2.1.6	List of Purchased IP
Schedule 2.1.7	Employee Agreements, Non Disclosure Agreements and Consulting Agreements
Schedule 2.1.8	List of Permits
Schedule 3.2.5	List of the Key Employees of the Business
Schedule 7.2.5	Required Consents

EXHIBITS:

Exhibit A	General Bill of Sale and Instrument of Assignment
Exhibit B	Assumption of Liabilities
Exhibit C	Buyer’s Counsel Opinion
Exhibit D	Seller’s Counsel Opinion
Exhibit E	Key Employee Offer Letters
Exhibit F	Form of R & D Consulting Agreement
Exhibit G	Interim Supply and Support Agreement
Exhibit H	Solvency Certificate
Exhibit I	Bentec Medical, Inc. Know How Transfer Agreement
Exhibit J	Bay Business Credit Release
Exhibit K	Bentec Medical, Inc. Equipment Transfer Agreement
Exhibit L	Form of Cross Receipt

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

BENTEC SCIENTIFIC LLC.		MYKROLIS CORPORATION

By:	/s/ Briant Benson	By:	/s/ C. William Zadel
Name:		Name:	C. William Zadel
Title:		Title:	Chairman & C.E.O.